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                             EXHIBIT (8)
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                       LEWIS, RICE & FINGERSH

                     A LIMITED LIABILITY COMPANY

                           ATTORNEYS AT LAW

                     500 N. BROADWAY, SUITE 2000
                   ST. LOUIS, MISSOURI 63102-2147

                         TEL (314) 444-7600

                             May 3, 1996


Board of Directors
Boatmen's Bancshares, Inc.
800 Market Street
St. Louis, Missouri 63102

Attention:  Gregory L. Curl, Vice Chairman


Board of Directors
Canadian Bancshares, Inc.
115 Main Street
Canadian, Texas 79014-2210

Attention:  Jay T. Godwin, President and Chairman

     RE:    MERGER OF CANADIAN BANCSHARES, INC. INTO BOATMEN'S
            TEXAS, INC.

Gentlemen:

     You have requested our opinions as to the federal income tax consequences of the proposed merger (the "Merger") of Canadian Bancshares, Inc. ("Canadian") into Boatmen's Texas, Inc. ("Subsidiary") pursuant to the Agreement and Plan of Merger, dated January 30, 1996 by and among Boatmen's Bancshares, Inc. ("Boatmen's"), Canadian and Subsidiary (the "Merger Agreement").

     In issuing the opinions set forth in this letter, we have relied upon (1) the factual representations made by Boatmen's in written statements, dated April 24, 1996, the factual representations made by Subsidiary in written statements dated April 27, 1996, and the factual representations made by Canadian in written statements, dated April 29, 1996 (the "Representations") and (2) the Merger Agreement.

     The opinions set forth in this letter are predicated upon our understanding of the facts set forth in the Merger Agreement and the Representations. Any change in such facts may adversely affect our opinions. Furthermore, as explained below, our opinions are based upon our understanding of the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinions. We assume no obligation to update our opinions for any deletions or additions to or modification of any law applicable to the Merger.

 ST. LOUIS, MISSOURI * KANSAS CITY, MISSOURI * CLAYTON, MISSOURI * WASHINGTON,
      MISSOURI * BELLEVILLE, ILLINOIS * HAYS, KANSAS * LEAWOOD, KANSAS

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                       LEWIS, RICE & FINGERSH

May 3, 1996
Page 2



     Based on our review of the Merger Agreement and the Representations, and assuming that the transactions described therein are completed as described, our opinions as to federal income tax consequences of the Merger are as follows.

     1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

     2. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by shareholders of Canadian who exchange all of their Canadian common stock solely for shares of Boatmen's voting common stock (determined without regard to cash received in lieu of fractional share interests).

     3. Pursuant to Section 358(a)(1) of the Code, the basis of the Boatmen's common stock received by those shareholders of Canadian receiving solely Boatmen's common stock (including any fractional share to which such shareholder would be entitled) will be the same, in each instance, as the basis of the Canadian common stock surrendered in exchange therefor.

     4. Pursuant to Section 1223(1) of the Code, the holding period of Boatmen's common stock received by the shareholders of Canadian (including any fractional shares to which they may be entitled) will include, in each instance, the period during which the Canadian common stock surrendered in exchange therefor was held, provided that such stock is held as a capital asset in the hands of such shareholders on the date of the exchange.

We express no opinion with regard to the federal income tax consequences of the Merger not addressed expressly by the above opinions. In addition, we express no opinion as to any state or local tax consequences with respect to the Merger.

     The shareholders of Canadian should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable, or any other tax considerations not expressly mentioned herein.

                              Very truly yours,


                              LEWIS, RICE & FINGERSH, L.C.


                              /s/ Lewis, Rice & Fingersh, L.C.